EXHIBIT 10.8

BANCFIRST CORPORATION

EMPLOYEE STOCK OWNERSHIP PLAN

AMENDMENT FOR

PENSION PROTECTION ACT, HEART ACT AND

THE WORKER, RETIREE AND EMPLOYER RECOVERY ACT

ARTICLE I

PREAMBLE

1.1	Effective date of Amendment. BancFirst Corporation (the “Company”) adopts this Amendment to the BancFirst Corporation Employee Stock Ownership Plan (the “Plan”) to reflect recent law changes. This Amendment is effective as indicated below for the respective provisions.

1.2	Superseding of inconsistent provisions. This Amendment supersedes the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.

1.3	Construction. Except as otherwise provided in this Amendment, any reference to “Section” in this Amendment refers only to sections within this Amendment, and is not a reference to the Plan. The Article and Section numbering in this Amendment is solely for purposes of this Amendment, and does not relate to any Plan article, section or other numbering designations.

1.4	Effect of restatement of Plan. If the Company restates the Plan, then this Amendment shall remain in effect after such restatement unless the provisions in this Amendment are restated or otherwise become obsolete (e.g., if the Plan is restated onto a plan document which incorporates PPA provisions).

ARTICLE II

CHANGES TO COMPLY WITH THE PENSION PROTECTION ACT

The following apply to the Plan’s Compliance with the Pension Protection Act of 2006 (the “PPA”).

2.1	Vesting. The Plan’s Vesting Schedules are not changed by this Amendment because they comply with the requirements of the PPA.

2.2	Direct Rollover Of Non-Spousal Distribution

a.	Non-spouse beneficiary rollover right. For distributions after December 31, 2007, a non-spouse beneficiary who is a “designated beneficiary” under Code §401(a)(9)(E) and the regulations thereunder, by a direct trustee-to-trustee transfer (“direct rollover”), may roll over all or any portion of his or her distribution to an individual retirement account the beneficiary establishes for purposes of receiving the distribution. In order to be able to roll over the distribution, the distribution otherwise must satisfy the definition of an eligible rollover distribution.

b.	Certain requirements not applicable. Although a non-spouse beneficiary may roll over directly a distribution as provided in Subsection a. above, any distribution made prior to January 1, 2010 is not subject to the direct rollover requirements of Code §401(a)(31) (including Code §401(a)(31)(B), the notice requirements of Code §402(f) or the mandatory withholding requirements of Code §3405(c)). If a non-spouse beneficiary receives a distribution from the Plan, the distribution is not eligible for a “60-day” rollover.

c.	Trust beneficiary. If the Participant’s named beneficiary is a trust, the Plan may make a direct rollover to an individual retirement account on behalf of the trust, provided the trust satisfies the requirements to be a designated beneficiary within the meaning of Code §401(a)(9)(E).

d.	Required minimum distributions not eligible for rollover. A non-spouse beneficiary may not roll over an amount which is a required minimum distribution, as determined under applicable Treasury regulations and other Internal Revenue Service guidance. If the Participant dies before his or her required beginning date and the non-spouse beneficiary rolls over to an IRA the maximum amount eligible for rollover, the beneficiary may elect to use either the 5-year rule or the life expectancy rule, pursuant to Treas. Reg. §1.401(a)(9)-3, A-4(c), in determining the required minimum distributions from the IRA that receives the non-spouse beneficiary’s distribution.

2.3	Hardships. Hardship distributions for expenses of beneficiaries will not be allowed.

2.4	In-service distributions. In-service distributions will be allowed pursuant to the terms of the Plan with out amendment.

2.5	Qualified Reservist Distributions. Qualified Reservist distributions will be allowed effective as of January 1, 2010. A “Qualified Reservist Distribution” is any distribution to an individual who is ordered or called to active duty after September 11, 2001, if: (i) the distribution is from amounts attributable to elective deferrals in a 401(k) plan; (ii) the individual was (by reason of being a member of a reserve component, as defined in section 101 of title 37, United States Code) ordered or called to active duty for a period in excess of 179 days or for an indefinite period; and (iii) the Plan makes the distribution during the period beginning on the date of such order or call, and ending at the close of the active duty period.

2.6	Participant Distribution Notification

a.	180-day notification period. For any distribution notice issued in Plan Years beginning after December 31, 2006, any reference to the 90-day maximum notice period prior to distribution in applying the notice requirements of Code §§402(f) (the rollover notice), 411(a)(11) (Participant’s consent to distribution), and 417 (notice under the joint and survivor annuity rules) is not changed.

b.	Notice of right to defer distribution. For any distribution notice issued in Plan Years beginning after December 31, 2006, the description of a Participant’s right, if any, to defer receipt of a distribution also will describe the consequences of failing to defer receipt of the distribution. For notices issued before the 90th day after the issuance of Treasury regulations (unless future Revenue Service guidance otherwise requires), the notice will include: (i) a description indicating the investment options available under the Plan (including fees) that will be available if the Participant defers distribution; and (ii) the portion of the summary plan description that contains any special rules that might affect materially a Participant’s decision to defer.

2.7	Direct rollover of after tax/Roth amounts to qualified plan/403(b) plan. For taxable years beginning after December 31, 2006, a Participant may elect to transfer employee (after-tax) or Roth elective deferral contributions by means of a direct rollover to a qualified plan or to a 403(b) plan that agrees to account separately for amounts so transferred, including accounting separately for the portion of such distribution which is includible in gross income and the portion of such distribution which is not includible in gross income.

2.8	Divestment Of Company Securities

a.	Inapplicability of Section. This Section does not apply to this Plan so long as it is an employee stock ownership plan (“ESOP”) if: (i) there are no contributions to the ESOP (or related earnings) attributable to elective deferrals or matching contributions; and (ii) the ESOP is a separate plan, for purposes of Code §414(l), from any other defined benefit plan or defined contribution plan maintained by the same employer or employers.

b.	Rule applicable to elective deferrals and employee contributions. For Plan Years beginning after December 31, 2006, if any portion of the account of a Participant (including, for purposes of this Section, a beneficiary entitled to exercise the rights of a Participant) attributable to elective deferrals or employee contributions is invested in publicly-traded Company securities, the Participant may elect to direct the Plan to divest any such securities, and to reinvest an equivalent amount in other investment options which satisfy the requirements of Subsection c. below.

c.	Rule applicable to Company contributions. If any portion of a Participant’s account attributable to profit sharing or matching contributions is invested in publicly-traded Company securities, then a Participant, or a beneficiary of any deceased Participant entitled to exercise the right of a Participant, may elect to direct the Plan to divest any such securities, and to reinvest an equivalent amount in other investment options which satisfy the requirements of Subsection c. below.

d.	Investment options. For purposes of this Section, other investment options must include not less than 3 investment options, other than Company securities, to which the Participant may direct the proceeds of divestment of Company securities required by this Section, each of which options is diversified and has materially different risk and return characteristics. The Plan must provide reasonable divestment and reinvestment opportunities at least quarterly. Except as provided in regulations, the Plan may not impose restrictions or conditions on the investment of Company securities which the Plan does not impose on the investment of other Plan assets, other than restrictions or conditions imposed by reason of the application of securities laws or a condition permitted under IRS Notice 2006-107 or other applicable guidance.

e.	Treatment as publicly traded Company securities. Except as provided in Treasury regulations or in Code §401(a)(35)(F)(ii) (relating to certain controlled groups), a plan holding Company securities which are not publicly traded Company securities is treated as holding publicly traded Company securities if any Company corporation, or any member of a controlled group of corporations which includes such Company corporation (as defined in Code §401(a)(35)(F)(iii)) has issued a class of stock which is a publicly traded Company security.

2.10	Qualified Optional Survivor Annuity

a.	Right to Elect Qualified Optional Survivor Annuity. Effective with respect to Plan Years beginning after December 31, 2007, a participant who has a benefit which is subject to the qualified joint and survivor annuity form of benefit, offered under the Plan, and who elects to waive such qualified joint survivor annuity is entitled to elect the “qualified optional survivor annuity” at any time during the applicable election period. Furthermore, the written explanation of the joint and survivor annuity shall explain the terms and conditions of the “qualified optional survivor annuity.”

b.	Definition of Qualified Optional Survivor Annuity.

1.	General. For purposes of this Article, the term “qualified optional survivor annuity” means an annuity:

a.	For the life of the participant with a survivor annuity for the life of the spouse which is equal to the “applicable percentage” of the amount of the annuity which is payable during the joint lives of the Participant and the spouse, and

b.	Which is the actuarial equivalent of a single annuity for the life of the Participant.

Such term also includes any annuity in a form having the effect of an annuity described in the preceding sentence.

2.	Applicable percentage. For purposes of this Section, the “applicable percentage” is based on the survivor annuity percentage (i.e., the percentage which the survivor annuity under the Plan’s qualified joint and survivor annuity bears to the annuity payable during the joint lives of the participant and the spouse). If the survivor annuity percentage is less than 75 percent, then the “applicable percentage” is 75 percent; otherwise, the “applicable percentage” is 50 percent.

2.11	Direct Roth IRA rollover. For distributions made after December 31, 2007, a participant may elect to roll over directly an eligible rollover distribution to a Roth IRA described in Code §408A(b).

2.12	Permissible QDROs. Effective April 6, 2007, a domestic relations order that otherwise satisfies the requirements for a qualified domestic relations order (“QDRO”) will not fail to be a QDRO: (i) solely because the order is issued after, or revises, another domestic relations order or QDRO; or (ii) solely because of the time at which the order is issued, including issuance after the annuity starting date or after the Participant’s death.

ARTICLE III

HEART ACT PROVISIONS

3.1	Death benefits. In the case of a death occurring on or after January 1, 2007, if a Participant dies while performing qualified military service (as defined in Code § 414(u)), the survivors of the Participant are entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan as if the Participant had resumed and then terminated employment on account of death.

3.2	Benefit accrual. For benefit accrual purposes, the Plan treats an individual who dies or becomes disabled on or after January 1, 2007 (as defined under the terms of the Plan) while performing qualified military service with respect to the Company as if the individual had resumed employment in accordance with the individual’s reemployment rights under USERRA, on the day preceding death or disability (as the case may be) and terminated employment on the actual date of death or disability. The Plan will determine the amount of employee contributions and the amount of elective deferrals of an individual treated as reemployed under this Section 3.2 for purposes of applying paragraph Code §414(u)(8)(C) on the basis of the individual’s average actual employee contributions or elective deferrals for the lesser of: (i) the 12-month period of service with the Company immediately prior to qualified military service; or (ii) if service with the Company is less than such 12-month period, the actual length of continuous service with the Company.

3.3	Differential wage payments. For years beginning after December 31, 2008, (i) an individual receiving a differential wage payment, as defined by Code §3401(h)(2), is treated as an employee of the employer making the payment, (ii) the differential wage payment is treated as compensation, and (iii) the Plan is not treated as failing to meet the requirements of any provision described in Code §414(u)(1)(C) by reason of any contribution or benefit which is based on the differential wage payment.

ARTICLE IV

WORKER, RETIREE AND EMPLOYER RECOVERY ACT PROVISIONS

The provisions of the Plan relating to the requirements of Code §401(a)(9) are waived for 2009 unless a participant requests otherwise.

This Amendment has been executed this 17th day of December, 2009.

BANCFIRST CORPORATION

/s/ Joe T. Shockley, Jr.
Joe T. Shockley, Jr.
Executive Vice President and Chief Financial Officer
December 17, 2009